Notice of Underlying Securities Issuer of Concentrated Underlying Securities Ceasing to be a Reporting Company and the Subsequent Trust Termination to the Certificateholders for PPLUS Trust Certificates Series LMG-4 (Class A CUSIP No. 73941X627; Class B CUSIP No. 73941X619) *

NEW YORK, February 28, 2013 /PRNewswire/ -- NOTICE IS HEREBY GIVEN that, pursuant to the terms of the Series Supplement dated January 25, 2005, which incorporates the terms of the Standard Terms for Trust Agreements, dated as of November 5, 2004 (the “Standard Terms” and, together with this Supplement, the “Trust Agreement”), between Merrill Lynch Depositor, Inc., as Depositor (the “Depositor”) and The Bank of New York Mellon, as Trustee (the “Trustee”), the Trustee has received notice from the Depositor that the Depositor has recently determined that the Underlying Securities Issuer of Concentrated Underlying Securities, Liberty Media, LLC, is no longer a reporting company under the Exchange Act, and that the trust must therefore terminate.  Holders should surrender their Class A Certificates or Class B Certificates, as the case may be, to the Trustee, or deliver security or indemnity acceptable to the Trustee, for their respective pro rata distributions of Trust Property pursuant to the Trust Agreement.

Under the terms of the Trust Agreement, the Call Warrant Holder may choose to exercise the Call Warrants within 10 days after this notice.  If the Call Warrants are exercised, holders of Class A and Class B Certificates will receive cash proceeds of such exercise to the extent available.  If the Call Warrants are not exercised, the holders of Class A and Class B Certificates will receive Underlying Securities in kind, subject to appropriate minimum denominations of the Underlying Securities.

Beneficial owners of the Certificates will receive distributions through the facilities of The Depository Trust Company (“DTC”) and the intermediaries through which they hold their Certificates.  DTC will present its Certificates to the Trustee in accordance with the procedures specified by DTC and the Trustee.  Beneficial owners of Certificates should inquire with the intermediary holding their Certificates as to procedures for presentation and final payment and should provide instructions in writing with respect to the final distribution to their intermediary.

It is expected that the final distribution on the Certificates will be available within 15 days.

Withholding of 28% of gross redemption proceeds of any payment made within the United States may be required by the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "Act"), unless the Trustee has the correct taxpayer identification number (social security or employer identification number) or exemption certificate of the payee.

Certificateholders who have questions or wish to discuss this notice may contact The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286, Bondholder Relations (800) 254-2826.

*The CUSIP number listed above is for information purposes only.  Neither the Trustee nor the Depositor shall be responsible for the selection or use of this CUSIP number, nor is any representation made to its correctness on the securities or as indicated in any exercise notice.

By: The Bank of New York Mellon, as Trustee

Dated: February 28, 2013